CASCADE ENERGY, INC.
3405 Folsom Blvd., Suite 820
Folsom, CA 95630

June 15, 2005

James Bay Energy Inc.
301-170 The Donway West
Toronto, Ontario

Attention: Fenton Scott, President

Dear Sirs:

Re: Acquisition Proposal – Strand Fiord Coal Project, Canadian Arctic

Further to our recent discussions, this letter agreement sets forth the terms upon which James Bay Energy Inc. (“JB”), with the subsequent ratification of First Nephi International, Inc. (“FNI”) as appropriate, will agreed to grant to Cascade Energy, Inc. (“Cascade”) an option to acquire an undivided 10% ownership interest in five (5) coal exploration licenses (the “Licenses”) to explore and develop certain coal properties (collectively the “Property”) located on Axel Hieberg Island in the Canadian Arctic.

The Licenses have been recorded in the name of First Nephi International LLC as follows:

NU-COAL#007	NU-COAL#006
NU-COAL#010	NU-COAL#008
NU-COAL#009

as more particularly detailed at Indian and Northern Affairs, Canada, at: http://nwt-tno.inac-ainc.gc.ca/ism-sid/index_e.asp.

Pursuant to an agreement (the “Underlying Agreement") dated April 20, 2005 between JB and FNI, a copy of which is attached hereto as Schedule “A”, JB and FNI agreed to form a Nova Scotia company (“Novaco”) for the purpose of the joint-venture exploration and development of the Property. In the Underlying Agreement it was agreed that the ownership of Novaco would be FNI (90%) and JB (10%), reflecting the respective interests of those parties in the Licenses. At the date of this Agreement, Novaco had not been formed.

JB hereby agrees to use its best efforts to obtain acknowledgement and acceptance from FNI of this Agreement.

Subject to compliance with the terms and conditions hereof, JB will grant to Cascade the right and option (the “Option”) to earn 100% of JB’s interest in the Licenses (for an overall undivided 10% interest in the Licenses). In the event that the Option is not exercised, the parties’ respective ownership interests in the Licenses will remain at FNI (90%) and JB (10%). In the event that Cascade exercises the Option and acquires JB’s 10% interest in the Licenses, and once the Work Program (as defined in paragraph 1 hereinbelow) as been completed, the intention is that FNI and Cascade will thereupon enter into an industry standard form of joint exploration agreement (the JEA”) with a view to the future joint development of the Property.

1.     Exercise of Option

In order to exercise the Option, Cascade shall:

a)	pay to JB the sum of $75,000 on or before July 15, 2005;

b)	issue 1,000,000 shares of its common stock to JB on or before July 15, 2005; and

c)

advance in trust to FNI the sum of CDN$150,000 by no later than July 15, 2005, which sum shall form the budget and shall be utilized for the 2005 exploration and development program (the “Work Program”) on the Property. The funds shall be used specifically as determined and agreed to by JB and Cascade (the “Work Committee”), each party having one vote.

2.     Exercise of Option

2.1     The Option shall be deemed for all purposes to have been exercised upon the completion of all payments and advances noted in paragraph 1 above. At such time Cascade shall become entitled to become the recorded owner of a 10% interest (the “Earned Interest”) in the Licenses. The Earned Interest shall be an undivided ten (10%) per cent ownership interest in and to the Licenses, free and clear of any mortgages, liens, charges, pledges, security interests, encumbrances and any other claims of any description, but subject to the NPI noted below. Cascade shall not be entitled to partially exercise the Option.

2.2     A 3% net profits interest (“NPI”) shall be reserved by JB and paid by Cascade on net profits received by Cascade from its 10% interest in the Licenses and Property. For the purposes of this subparagraph, NPI shall be calculated in accordance with Schedule “B” hereto.

3.     Appointment of Operator

     JB will conduct the Work Program and shall supervise the same as directed by the Work Committee. Once the Work Program has been completed, all future operations on the Property shall be governed by a JEA.

4.     Agreement with First Nephi International, Inc.

As soon as practicable hereafter, JB will use its best efforts to obtain the acknowledgement and agreement of FNI to the matters detailed herein.

5.     Assignment by Cascade

Cascade shall not assign its rights under this Agreement in whole or in part without first obtaining the written consent of JB.

5.     Warranty of Title

JB makes no representations or warranties as to the status of title to the Licenses and Property, and such matters must be independently verified by Cascade.

During the term of this Agreement, no party shall do or cause to be done any act nor make or cause to be made any omission whereby the Licenses or Property becomes encumbered in such a way as to adversely affect the interests of the other parties, or becomes subject to termination or forfeiture.

6.     Access to Data

Immediately following the execution of this Agreement, JB shall deliver to Cascade copies of all technical data for the Licences and Property in its possession including, but without limitation, drilling, geophysics and geological information.

Should this Agreement be terminated, for whatever reason, prior to vesting, then Cascade shall return and forward to JB copies of data and information received from JB.

7.     Representations and Warranties of JB

7.1     JB represents and warrants that:

a)	it has all requisite power and authority to perform its obligations under this Agreement;

b)

all necessary action has been taken by JB to execute and allow the proper performance of the terms of this Agreement, and this Agreement constitutes a valid and binding obligation of JB, enforceable in accordance with its terms;

c)	to the best of the knowledge of JB, the location of each of the Licences on the ground conforms to the description appearing on records in the appropriate records office, and the Licences were properly located and will be in good standing for at least 180-days days after the execution of this Agreement;

d)

they have not received notice of any violation of or investigation relating to any federal, provincial, territorial or local environmental or pollution law, regulation or ordinance with respect to the Property;

e)

to the best of JB’s knowledge there are no reclamation liabilities in connection with the Property and, in particular, there are no obligations to monitor or clean up any pre-existing mine sites or mine waste dumps or tailings;

(f)

JB’s interest in the Licences and Property is free and clear of any mortgages, liens, charges, pledges, security interests, encumbrances or other claims of any description and, upon exercise of the Option by Cascade, Cascade will acquire the Earned Interest free and clear of any mortgages, liens, charges, pledges, security interests, encumbrances or other claims of any description, except for the NPI;

(g)

no person has any right or agreement, option, understanding, prior commitment or privilege capable of becoming an agreement for the purchase or acquisition from JB of any interest in the Licences or Property;

(h)	all assessment work required to maintain the Licences or Property, as applicable, in full force and effect has been performed as of the execution of this Agreement; and

(i)	there are no royalties or other latent interests in the Licences or Property owing to any other parties.

7.2     JB acknowledges that Cascade is relying on the representations and warranties noted above in entering into this Agreement and that such representations and warranties are continuing and survive the execution of this Agreement.

8.     Representations and Warranties of Cascade

8.1     Cascade represents and warrants that:

(a)	it has been duly incorporated and is a validly subsisting corporation and has all corporate power and authority to perform its obligations under this Agreement; and

(b)

all necessary corporate action has been taken by Cascade to authorize the execution, delivery and performance of this Agreement, and this Agreement constitutes a valid and binding obligation of Cascade enforceable in accordance with its terms.

9.     Miscellaneous

9.1     Any notice under this Agreement will be given in writing, by delivery in person to a named representative or by mail or facsimile, properly addressed to each party. A notice given will be deemed given only when received by the party to whom such notice is directed; except that any notice given by facsimile properly addressed to the party, to whom given, shall be deemed given to and received by the party, to whom directed, 48 hours after such notice is successfully faxed or ten days after it is mailed, provided there is no postal disruption at the time. Each party's address will be as otherwise noted hereon until such party specifies another address by written notice.

9.2     This Agreement and the attached schedules and all properly executed amendments are hereinafter collectively referred to as this Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all previous agreements and undertakings relating to the subject matter. The parties acknowledge that there are no agreements, undertakings, representations, warranties or conditions collateral to this Agreement except as specifically stated otherwise in this Agreement.

9.3     The division of this Agreement into articles and sections and the insertion of headings is for convenience of reference only and shall not affect the interpretation of this Agreement. Any reference to a section or article shall be a reference to a section or article of this Agreement unless specifically stated otherwise.

9.4     In this Agreement, where the context so requires or permits, the masculine gender shall include the feminine and neuter genders, the plural shall include the singular and vice versa, and the words “person” and “persons” shall include corporations, partnerships, and all other entities of whatever description.

9.5     In this Agreement all statements of and references to dollar amounts shall mean Canadian dollars.

9.6     This Agreement shall be interpreted in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

9.7     If any provision of this Agreement is found invalid, illegal, or incapable of enforcement by any Court of competent jurisdiction, such provision and the remaining provisions of the Agreement shall continue to be enforceable to the extent permitted by such Court against any person(s) and in any circumstance(s) other than those to whom it has been found invalid, illegal or incapable of enforcement.

9.8     Amendments to this Agreement shall not be of any force and effect unless executed in writing by all the parties to this Agreement.

9.9     This Agreement is not intended to create any partnership or agency relationship between the parties or fiduciary obligations of any description, and this Agreement shall not be construed so as to render the parties liable as partners or as creating a partnership, and no party shall be or shall be deemed to be, or shall hold itself out to be an agent of any other party.

9.10     This Agreement shall be binding upon and inure to the benefit of the respective successors and permitted assigns of the parties.

9.11     This Agreement may be executed in counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart.

9.12     The parties shall at all times do all such further acts and deliver all such further deeds and documents as shall be reasonably required in order to fully perform and carry out the terms of this Agreement.

9.13     This Agreement supercedes and replaces all other agreements, documents, writings and verbal understandings between the parties with respect to the subject matter of this Agreement.

IN WITNESS WHEREOF each of the parties hereto has caused this Agreement to be executed as of the day and year first noted below.

CASCADE ENERGY, INC.	JAMES BAY ENERGY INC.

per: /s/ Chris Foster	per:	/s/ Fenton Scott
Secretary - Director

per:__________________________	per:	/s/ Don McKinnon
President - Director

June 15, 2005	June 15, 2005

SCHEDULE A

to the Agreement between Cascade Energy, Inc. and James Bay Energy Inc.

(dated June 15, 2005)

Copy of Underlying Agreement

-attached hereto-

Offer of Agreement

Between

First Nephi International, Inc. (FNI)
106 East Main St., Lexington, South Carolina USA

And

James Bay Energy, Inc. (JBE)
301-170 The Donway West, Toronto, Ontario

WHEREAS, First Nephi International, LLC, is the beneficial owner of five (5) coal exploration and mining applications, licenses, and/or permits at Strand Fiord and Expedition Fiord on Axel Heilberg Island in the Canadian Arctic and further identified as follows:

NU-COAL #006	and/or	NU-COAL #001
NU-COAL #007	and/or	NU-COAL #002
NU-COAL #008	and/or	NU-COAL #003
NU-COAL #009	and/or	NU-COAL #004
NU-COAL #010	and/or	NU-COAL #005

WHEREAS, there is a previous agreement (see copy attached) between First Nephi International, LLC and James Bay Energy, Inc. executed March 25, 2004, by James Daves for First Nephi International, LLC, and executed March 29, 2004, by Fenton Scott for James Bay Energy, Inc.; and

WHEREAS, both parties wish to enter into a new agreement now between FNI and JBE and void the previous agreement and amend and clarify the previous understanding as follows:

FNI and JBE will form a new company , Kanguk Exploration, a Nova Scotia unlimited liability company, which will take over the above five (5) coal exploration and mining applications, licenses, and/or permits on Axel Heilberg Island from First Nephi International, LLC , under the terms and conditions described herein.

Kanguk Exploration will be owned ninety percent (90%) by FNI, its successors or assigns, and ten percent (10%) by JBE, its successors or assigns.

Within a reasonable amount of time after the signing of this agreement, FNI will transfer the above five (5) exploration and mining applications, licenses, and/or permits to Kanguk Exploration.

FNI reserves the right to buy out JBE's ten percent (10%) interest for the sum of three million

4/20/05

dollars USD ($3,000,000 USD).

JBE agrees that the aforementioned coal exploration and mining applications, licenses, and/or permits are the property of First Nephi International, LLC, or its assigns, and further agrees to drop all claims to said applications, licenses, and/or permits in exchange for FNI entering into this agreement.

JBE will submit a detailed exploration plan, for FNI approval, concerning the 2005 exploration project. FNI and JBE agree that a 2005 exploration project executed this summer is necessary to further prove the quantity, quality, and mineability of the coal reserves of said property. FNI and JBE further agree that the 2005 exploration project may include mapping, channel sampling, bulk sampling, core drilling and/or sample testing and/or other such exploration, sampling, and/or and/or engineering and/or testing.. FNI is of the opinion that once the 2005 exploration project is completed and the results and other pertinent information are certified and organized in a formal presentation, FNI will be able to sell the coal exploration licenses to a third party.

FNI reserves the right to assign all or part of their interest in this property to secure funds to assist in the financing of the aforementioned exploration project and/or to defray future operational expenses or for any other reason.

FNI will provide overall project management, direction, and promotion of the project.

During the course of the above programs, JBE will, upon request of FNI, provide technical and administrative assistance at cost at Ontario engineering rates. Such assistance shall include but not be limited to :

1. Government contracts, federal and regional
2. Nunavut residents contracts
3. Logistic contracts
4. Purchase of equipment and supplies
5. Engagement of technical and local personnel
6. Filling Statutory Work Credit
7. Payment of land duties and rentals
8. Arrangements of transportation
9. Coal testing and analysis
10. Infrastructure permitting and construction

All of the above activities will be dependent on prior cost approval by FNI and FNI shall be free to obtain such services from others, as it deems appropriate.

This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof and supercedes all prior agreements, arrangements, or understandings relating to the subject matter hereof. This Agreement shall not be modified other than in writing, signed by an authorized representative of each of the parties. The parties hereto intend and

JD 4/20/05

SCHEDULE “B”

to the Agreement between Cascade Energy, Inc. and James Bay Energy Inc.

(dated June 15, 2005)

NET PROFITS INTEREST

1.     Definitions

Where used herein:

(a)

“Costs” means all costs of mineral extraction, through to delivery to end purchasers of Product. Without limitation, Costs shall include all exploration costs, licensing costs royalties and other charges to native or government authorities, all costs of production (including engineering, staffing, machinery, carrying costs, loan service, depreciation, treatment, shipping, reclamation and environmental liabilities), and every other expense of any description whatsoever related to preparing Product for final sale.

(b)	"Fiscal Period" means a three month period ending on the last day of March, June, September and December of each calendar year.

(c)	"Net Profits Interest" and "NPI" means the Revenue received by Cascade from the sale of Product from mining operations on the Property, less Costs.

(d)

"Product" means ore mined from the Property; provided that if any such ore, concentrates or other materials or products are further treated as part of the mining operation in respect of the Property, such ore, concentrates or other materials or products shall not be considered to be "Product" until after they have been so treated.

(f)	"Revenue" means gross revenues received during each Fiscal Period for the sale of Product by the Royalty Payer.

(g)	“Royalty Interest” means 3.0% of NPI, payable to Royalty Holder pursuant to the Agreement;

(h)	"Royalty Holder" means the party entitled to payment of a royalty pursuant to the Agreement;

(i)	"Royalty Payer" means the party obligated to pay a royalty pursuant to the Agreement.

Capitalized terms which are not specifically defined in this Schedule shall have the meaning given to them in the Agreement.

2.     Net Profits Interest

For each Fiscal Period, Royalty Payer shall pay Royalty Holder the Royalty Interest calculated and paid in accordance with this Schedule.

3.     Calculation of Net Profits Interest

The NPI shall be computed at the end of each Fiscal Quarter. On or before the last day of the first month following each Fiscal Quarter, a statement shall be furnished setting forth in reasonable detail the computation of the NPI for the previous Fiscal Period and the Royalty Interest due to the Royalty Holder, if any. Payment of the Royalty Interest due, if any, shall be enclosed with such statement.

4.     Audit

The Royalty Holder, upon written notice to the Royalty Payer shall have the right to have an independent firm of chartered accountants audit the records that relate to the calculation of the Royalty Interest within twenty-four (24) months after receipt of each payment described in this Schedule.

The Royalty Holder shall be deemed to have waived any right it may have had to object to a payment made for any Fiscal Period unless it provides notice in writing of such an objection within twenty-four (24) months after receipt of each payment. If the parties are unable to resolve any such dispute within sixty (60) days after receipt of such notice, the dispute shall be resolved by arbitration.